Exhibit 99.1

Key Energy Services, Inc.	May 9, 2016
1301 McKinney Street Suite 1800 Houston, TX 77010
Contact: West Gotcher 713-757-5539

FOR IMMEDIATE RELEASE

Key Energy Services Reports First Quarter 2016 Earnings

HOUSTON, TX, May 9, 2016 - Key Energy Services, Inc. (NYSE: KEG) reported first quarter 2016 consolidated revenues of $111.1 million and a pre-tax GAAP loss of $81.9 million, or $0.51 per share. The results for the first quarter include:

•	pre-tax costs of $6.8 million, or $0.04 per share, due to severance;

•	a pre-tax charge of $5.0 million, or $0.03 per share, due to an accrual associated with the offer of settlement of the previously disclosed Foreign Corrupt Practices Act (“FCPA”) investigations;

•	pre-tax costs of $2.4 million, or $0.02 per share, related to the FCPA investigations; and

•	a pre-tax charge of $2.1 million, or $0.01 per share, related to the loss on sale of certain U.S. assets.
Excluding these items, the Company reported a pre-tax loss of $65.5 million, or $0.41 per share. Due to the Company’s net operating loss balance, it is not currently recognizing a tax benefit in 2016, yielding an effective tax rate of 0.3% for the first quarter; assuming a normalized effective tax rate of 36.0%, the Company reported a loss of $0.26 per share, excluding the aforementioned charges.
Fourth quarter 2015 consolidated revenues were $150.2 million with a pre-tax GAAP loss of $157.6 million, or $0.97 per share. The results for the fourth quarter included pre-tax charges of $62.9 million, or $0.39 per share, related to the loss on sale of and impairment of assets primarily associated with the Company’s exit from markets outside North America, pre-tax charges of $23.1 million, or $0.14 per share, related to the loss on sale of assets, write-off of certain vendor deposits and a true-up to asset impairments in the third quarter in the Company’s U.S. business, pre-tax costs of $2.7 million, or $0.02 per share, related to the FCPA investigations, pre-tax costs of $1.3 million, or $0.01 per share, due to severance and an after-tax charge of $23.5 million, or $0.15 per share of tax expense, related to deferred tax valuation allowances in the markets outside of the U.S. Excluding these items, the Company reported a fourth quarter 2015 pre-tax loss of $67.6 million, or $0.27 per share.
The following table sets forth summary data for the first quarter 2016 and prior comparable quarterly periods.

	Three Months Ended (unaudited)
	March 31, 2016	December 31, 2015	March 31, 2015
	(in millions, except per share amounts)
Revenues	$111.1	$150.2	$267.8
Net loss	(81.6)	(152.5)	(59.7)
Diluted loss per share	(0.51)	(0.97)	(0.39)
Adjusted EBITDA*	(10.7)	(6.7)	0.6
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s FCPA investigations.

May 9, 2016

Overview and Outlook
Key’s President and Chief Executive Officer, Robert Drummond, stated, “Further deterioration in oil prices early in the first quarter drove another sequential decline in oilfield services activity. Key has remained aggressive in anticipating incremental activity declines and has continued to reshape its organizational structure and resize its cost structure to mitigate the negative impact of these declines. We recognized the potential for lower first quarter activity in the fourth quarter and executed cost reduction measures early in the first quarter at both the field and corporate level. As a result of the actions taken early in the quarter in our business, we were able to limit our normalized operating loss sequential decline, excluding International, to approximately $3 million, even as revenue declined approximately $38 million.
“While we remain diligent in evaluating options to reduce costs and mitigate the use of our liquidity, our liquidity declined by approximately $50 million sequentially as we made two interest payments on our outstanding debt instruments totaling $31.7 million and utilized approximately $18.6 million as restricted cash to supplement our borrowing base under our asset-based credit facility.
Drummond continued, “While we believe the recent increase in oil prices is a positive signal relative to the demand for our services by our customers, we’ve not seen an uptick in activity commensurate with that of oil prices. We do expect, however, that as our customers gain more confidence in the sustainability of oil prices, our production-driven services will benefit as our customers look for capital-efficient avenues to increase production and cash flows.
”Finally, as previously disclosed, Key has been informed by the Department of Justice that the Department has closed its investigation into possible FCPA violations and that it has decided to decline prosecution of the Company. In addition, Key has been engaged in negotiations with the staff of the Division of Enforcement of the SEC in an effort to reach a resolution of the staff's investigation related to these same matters. Key has reached an agreement in principle with the staff on the terms of a proposed offer of settlement, which must be presented to the Commission for approval. In connection with the offer of settlement, Key has accrued a liability in the amount of $5 million.”
U.S. Results
First quarter 2016 U.S. Rig Services revenues of $59.0 million were down 24.2% as compared to the fourth quarter of 2015. First quarter operating loss was $6.4 million, or -10.8% of revenue and includes severance of $0.6 million; excluding this loss, normalized operating loss was $5.8 million, or -9.9% of revenue. These results compare to fourth quarter operating loss, excluding non-recurring items of $5.6 million, of $0.8 million, or -1.1% of revenue. The sequential revenue decline was driven by California as activity declined by approximately 42% due to low oil prices.
First quarter 2016 Fluid Management Services revenues of $22.7 million were down 18.2% as compared to the fourth quarter of 2015. First quarter operating loss was $6.3 million, or -27.7% of revenue, and includes a loss on sale of assets of $2.7 million and severance of $0.2 million; excluding these losses, normalized operating loss was $3.4 million, or -15.1% of revenue. These results compare to fourth quarter operating loss, excluding non-recurring items of $10.7 million, of $5.9 million, or -21.1% of revenue.

May 9, 2016

Normalized operating income improved sequentially as cost reduction measures implemented early in the first quarter were realized.
First quarter 2016 Coiled Tubing Services revenues of $9.5 million were down 41.8% as compared to the fourth quarter of 2015. First quarter operating loss was $6.1 million, or -64.5% of revenue and includes a loss on sale of assets of $1.1 million and severance of $0.1 million; excluding these losses, normalized operating loss was $5.0 million, or -52.2% of revenue. These results compare to fourth quarter operating loss, excluding non-recurring items of $7.1 million, of $3.6 million, or -22.0% of revenue. Activity declined sequentially as new-well completion activity continued to contract due to commodity prices.
First quarter 2016 Fishing & Rental Services revenues of $16.3 million were down 30.5% as compared to the fourth quarter of 2015. First quarter operating loss was $4.0 million, or -24.6% of revenue, and includes a gain on the sale of assets of $1.7 million and severance of $0.1 million; excluding these items, normalized operating loss was $5.6 million, or -34.6% of revenue. These results compare to fourth quarter operating loss, excluding non-recurring items of $0.3 million, of $4.4 million, or -18.7% of revenue.
International Segment
First quarter 2016 International revenues were $3.6 million, down 25.0% as compared to fourth quarter 2015 revenues of $4.8 million. First quarter operating loss was $5.1 million, or -139.9% of revenues, and includes a loss on sale of assets of $0.1 million and severance of $0.4 million; excluding these losses, normalized operating loss was $4.6 million, or -127.7% of revenue. These results compare to fourth quarter operating loss, excluding non-recurring items of $63.0 million, of $8.9 million, or -185.1% of revenues.
General and Administrative Expenses
General and Administrative (G&A) expenses were $46.2 million for the first quarter compared to $39.0 million in the prior quarter. First quarter G&A expenses included a $5.0 million accrual in connection with the offer of settlement related to the FCPA investigations, $2.4 million in costs associated with the FCPA investigations and $5.9 million in severance compared to fourth quarter G&A expenses that included $2.7 million in costs associated with the FCPA investigations and $0.7 million in severance. Excluding these items, G&A expense in the first quarter was $32.9 million as compared to $35.6 million in the fourth quarter.
Balance Sheet and Capital Expenditures
Key’s consolidated cash balance at March 31, 2016 was $155.7 million compared to $204.4 million at December 31, 2015; additionally, Key had $18.6 million of restricted cash as of March 31, 2016 as compared to $0.0 as of December 31, 2015. Total debt at March 31, 2016 was $965.4 million compared to total debt of $964.9 million at December 31, 2015. The Company had $181.6 of total liquidity available at March 31, 2016. Key is engaged in discussions with certain of its lenders and noteholders regarding alternatives to address its level of indebtedness and liquidity. Key is also discussing with its lenders an appraisal of Key’s assets procured by certain of its term loan lenders that, if used in determining Key’s compliance with the asset coverage ratio included in its term loan and asset-based credit facilities, would result in Key’s not being in compliance with that covenant

May 9, 2016

as of March 31, 2016. Key had previously procured an appraisal of its assets that, if used for such purpose, results in Key being in compliance with the asset coverage ratio. If the lenders’ appraisal is used for covenant compliance purposes, Key expects to prepay amounts outstanding under the term loan less than $8 million and include additional term loan collateral as permitted under the term loan facility, which Key believes would cure this potential default. Capital expenditures were $2.7 million during the first quarter 2016.
Conference Call Information
As previously announced, Key management will host a conference call to discuss its first quarter 2016 financial results on Tuesday, May 10, 2016 at 10:00 a.m. CDT. Callers from the U.S. and Canada should dial 888-794-4637 to access the call. International callers should dial 660-422-4879. All callers should ask for the "Key Energy Services Conference Call" or provide the access code 88186374. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select "Investor Relations."
A telephonic replay of the conference call will be available on Tuesday, May 10, 2016, beginning approximately two hours after the completion of the conference call and will remain available for one week. To access the replay, call 855-859-2056 or 800-585-8367. The access code for the replay is 88186374. The replay will also be accessible at www.keyenergy.com under "Investor Relations" for a period of at least 90 days.
Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
REVENUES	$111,088	$150,174	$267,799
COSTS AND EXPENSES:
Direct operating expenses	90,598	176,761	204,530
Depreciation and amortization expense	35,752	41,894	47,211
General and administrative expenses	46,245	38,963	67,644
Impairment expense	—	29,100	21,700
Operating loss	(61,507)	(136,544)	(73,286)
Interest expense, net of amounts capitalized	21,584	21,743	13,342
Other (income) loss, net	(1,231)	(705)	4,432
Loss before income taxes	(81,860)	(157,582)	(91,060)
Income tax benefit	246	5,097	31,384
NET LOSS	$(81,614)	$(152,485)	$(59,676)
Loss per share:
Basic and diluted	$(0.51)	$(0.97)	$(0.39)
Weighted average shares outstanding:
Basic and diluted	160,047	157,585	154,816

May 9, 2016

Consolidated Cash Flow Data (in thousands, unaudited):

	Three Months Ended
	March 31, 2016	March 31, 2015
Net cash used in operating activities	$(30,064)	$(2,664)
Net cash provided by (used in) investing activities	4,734	(15,705)
Net cash provided by (used in) financing activities	(22,043)	26,825
Effect of exchange rates on cash	(1,277)	159
Net increase (decrease) in cash and cash equivalents	(48,650)	8,615
Cash and cash equivalents, beginning of period	204,354	27,304
Cash and cash equivalents, end of period	$155,704	$35,919

Segment Revenue and Operating Income (in thousands, except for percentages, unaudited):

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Revenues
U.S. Rig Services	$58,988	$77,856	$120,822
Fluid Management Services	22,670	27,701	50,755
Coiled Tubing Services	9,531	16,377	31,017
Fishing & Rental Services	16,283	23,422	42,690
International	3,616	4,818	22,515
Consolidated Total	$111,088	$150,174	$267,799

Operating Income (Loss)
U.S. Rig Services	$(6,366)	$(6,473)	$8,000
Fluid Management Services	(6,272)	(16,565)	1,476
Coiled Tubing Services	(6,149)	(10,691)	(23,822)
Fishing & Rental Services	(4,012)	(4,704)	(56)
International	(5,060)	(71,886)	(9,611)
Functional Support	(33,648)	(26,225)	(49,273)
Consolidated Total	$(61,507)	$(136,544)	$(73,286)

Operating Income (Loss) % of Revenues
U.S. Rig Services	(10.8)%	(8.3)%	6.6%
Fluid Management Services	(27.7)%	(59.8)%	2.9%
Coiled Tubing Services	(64.5)%	(65.3)%	(76.8)%
Fishing & Rental Services	(24.6)%	(20.1)%	(0.1)%
International	(139.9)%	(1,492.0)%	(42.7)%
Consolidated Total	(55.4)%	(90.9)%	(27.4)%

May 9, 2016

Reconciliations of normalized operating loss to operating loss (in thousands, unaudited):

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Operating loss	$(61,507)	$(136,544)	$(73,286)
Severance costs	6,843	1,340	3,286
Impairment expense	—	29,100	21,700
Allowance for collectibility of notes receivable	—	—	3,950
Loss on assets destroyed in Mexico	—	—	2,160
Loss on sales of assets	2,117	50,907	—
FCPA settlement	5,000	—	—
FCPA investigation expense	2,439	2,733	17,986
Other write-offs	—	5,937	—
Normalized operating loss	$(45,108)	$(46,527)	$(24,204)

	Three Months Ended March 31, 2016
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Operating loss	$(6,366)	$(6,272)	$(6,149)	$(4,012)	$(5,060)	$(33,648)	$(61,507)
Severance costs	590	166	92	56	355	5,584	6,843
(Gain) loss on sale of certain assets	(59)	2,684	1,079	(1,674)	87	—	2,117
FCPA settlement	—	—	—	—	—	5,000	5,000
FCPA investigation expense	—	—	—	—	—	2,439	2,439
Normalized operating loss	$(5,835)	$(3,422)	$(4,978)	$(5,630)	$(4,618)	$(20,625)	$(45,108)

	Three Months Ended December 31, 2015
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Operating loss	$(6,473)	$(16,565)	$(10,691)	$(4,704)	$(71,886)	$(26,225)	$(136,544)
Severance costs	335	168	80	96	91	570	1,340
Impairment expense	—	—	6,100	—	23,000	—	29,100
(Gain) loss on sale of certain assets	316	10,544	(56)	226	39,877	—	50,907
FCPA investigation expense	—	—	—	—	—	2,733	2,733
Other write-offs	4,977	—	960	—	—	—	5,937
Normalized operating loss	$(845)	$(5,853)	$(3,607)	$(4,382)	$(8,918)	$(22,922)	$(46,527)

May 9, 2016

Following is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA and Adjusted EBITDA as required under Regulation G of the Securities Exchange Act of 1934.
Reconciliations of EBITDA and Adjusted EBITDA to net loss (in thousands, except for percentages, unaudited):

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Net loss	$(81,614)	$(152,485)	$(59,676)
Income tax benefit	(246)	(5,097)	(31,384)
Interest expense, net of amounts capitalized	21,584	21,743	13,342
Interest income	(132)	(58)	(15)
Depreciation and amortization	35,752	41,894	47,211
EBITDA	$(24,656)	$(94,003)	$(30,522)
% of revenues	(22.2)%	(62.6)%	(11.4)%

Severance costs	6,843	1,340	3,286
Impairment expense	—	29,100	21,700
Allowance for collectibility of notes receivable	—	—	3,950
Loss on assets destroyed in Mexico	—	—	2,160
Loss on sales of assets	2,117	50,907	—
FCPA settlement	5,000	—	—
Other write-offs	—	5,937	—
Adjusted EBITDA*	$(10,696)	$(6,719)	$574
% of revenues	(9.6)%	(4.5)%	0.2%

Revenues	$111,088	$150,174	$267,799
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s FCPA investigations.

May 9, 2016

	Three Months Ended March 31, 2016
	U.S. Rig Services	Fluid Management Services	Coiled Tubing Services	Fishing and Rental Services	International	Functional Support	Total
Net income (loss)	$(6,362)	$(6,268)	$(6,076)	$(4,014)	$(1,661)	$(57,233)	$(81,614)
Income tax benefit	—	—	—	—	(2,836)	2,590	(246)
Interest expense, net of amounts capitalized	—	—	—	—	—	21,584	21,584
Interest income	—	—	—	—	(6)	(126)	(132)
Depreciation and amortization	14,905	5,880	2,986	7,182	2,237	2,562	35,752
EBITDA	$8,543	$(388)	$(3,090)	$3,168	$(2,266)	$(30,623)	$(24,656)
% of revenues	14.5%	(1.7)%	(32.4)%	19.5%	(62.7)%	—%	(22.2)%

Severance costs	590	166	92	56	355	5,584	6,843
(Gain) loss on sales of assets	(59)	2,684	1,079	(1,674)	87	—	2,117
FCPA settlement	—	—	—	—	—	5,000	5,000
Adjusted EBITDA*	$9,074	$2,462	$(1,919)	$1,550	$(1,824)	$(20,039)	$(10,696)
% of revenues	15.4%	10.9%	(20.1)%	9.5%	(50.4)%	—%	(9.6)%

Revenues	$58,988	$22,670	$9,531	$16,283	$3,616	$—	$111,088
* Adjusted EBITDA does not exclude costs incurred in connection with the Company’s FCPA investigations.

“EBITDA” is defined as income or loss attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as impairment expense, severance expense, loss on debt extinguishment, gains or losses on asset sales, asset retirements and impairments, and certain non-recurring transaction or other costs.

EBITDA and Adjusted EBITDA are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

Normalized operating loss is a non-GAAP financial measure and is defined as operating loss plus or minus certain items such as impairment expense, severance expense, FCPA settlement costs and FCPA investigation costs. Normalized operating loss is used as a supplemental financial measure by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, primarily to compare the Company’s core operating and financial performance from period to period without regard to the many non-cash accounting charges or unusual expenses that have impacted the Company’s GAAP operating income and net income due to the severe downturn in the company’s business.

EBITDA, Adjusted EBITDA and normalized operating income have limitations as analytical tools and should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance

May 9, 2016

or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and normalized operating income exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations in using normalized operating loss as an analytical tool include that normalized operating loss excludes certain cash costs and losses actually incurred by the Company. Limitations to using EBITDA and Adjusted EBITDA as an analytical tool include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service, interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting their usefulness as a comparative measure; and

•
EBITDA and Adjusted EBITDA are a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

May 9, 2016

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should carefully consider the risks outlined in “Item 1A. Risk Factors,” in Key’s Annual Report on Form 10-K for the year ended December 31, 2015.

Key undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release except as required by law. All of Key’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; volatility in oil and natural gas prices; Key’s ability to implement price increases or maintain pricing on its core services; industry capacity; increased labor costs or unavailability of skilled workers; asset impairments or other charges; the periodic low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; the economic, political and social instability risks of doing business in certain foreign countries; significant costs and potential liabilities resulting from compliance with investigations relating to the possible violations the U.S. Foreign Corruption Practices Act and other applicable laws; Key’s historically high employee turnover rate and its ability to replace or add workers; Key’s ability to incur debt or long-term lease obligations; Key’s ability to implement technological developments and enhancements; significant costs and liabilities resulting from environmental, health and safety laws and regulations, including those relating to hydraulic fracturing; severe weather impacts on Key’s business; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; the loss of one or more of Key’s larger customers; the impact of compliance with climate change legislation or initiatives; Key’s ability to generate sufficient cash flow to meet debt service obligations; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s ability to receive shareholder approval at the 2016 annual meeting with respect to the reverse stock split proposal; the delisting of Key’s common stock from trading on the NYSE; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to execute its plans to withdraw from international markets outside North America; Key’s ability to achieve the benefits expected from acquisition and disposition transactions; Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; Key’s ability to maintain sufficient liquidity; the terms and conditions of any strategic transaction or alternative undertaken to restructure or refinance Key’s indebtedness; and other factors affecting Key’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2015.

May 9, 2016

About Key Energy Services
Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico and Russia.